Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the  Registration Statement (Form F-3) and related Prospectus of IncrediMail Ltd. for the registration of 1,020,000 of its ordinary shares and to the incorporation by reference therein of our report dated March 9, 2011, with respect to the consolidated financial statements of IncrediMail Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel-Aviv, Israel
May 31, 2011